Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference into the Registration Statements of EACO Corporation on Form S-8 (File Nos. 333-62101 and 333-98327) of our report dated December 22, 2009 which appears in the Transition Report of EACO Corporation on the Form 10-K for the eight month period ended August 31, 2009.
/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
Newport Beach, California
December 22, 2009